Exhibit 99.01

Intuit

PO Box 7850, MS 2550
Mountain View, CA 94039-7850

January 7, 2005

Lorrie Norrington
[ADDRESS]

Re: Separation Terms and Release Agreement

Dear Lorrie:

     This letter confirms the terms of your separation from the employment of Intuit Inc. including the agreed package provided in exchange for your waiver and release of claims in favor of Intuit Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company”).

1.	Termination Date and Transition Activities. You will resign your position as Executive Vice President, Office of the CEO of the Company effective January 7, 2005 (the “Resignation Date”), and you will otherwise remain an employee and officer of the Company at your regular salary and benefits through March 4, 2005 or such earlier date as you determine (the “Termination Date”). You remain free to pursue new employment opportunities prior to the Termination Date.

2.	Announcement. On or after January 10, 2005, the Company will announce your planned departure from the Company as of the Termination Date. Your status as a Section 16 officer and insider of the Company pursuant to the provisions of Section 16 of the Securities Exchange Act of 1934 will terminate as of the Resignation Date. The parties shall mutually agree upon the content of the announcement and the Company will materially conform all statements relating to your departure to such agreed upon announcement. You shall be provided the opportunity to review and agree to the announcement to be released by the Company.

3.	Acknowledgment of Payment of Wages. You have voluntarily elected to utilize up to six weeks of your accrued and unused vacation time prior to the Termination Date. On the Termination Date, we will deliver to you a final paycheck that includes payment for all remaining accrued vacation, accrued salary, reimbursable expenses, and any similar payments due and owing to you from the Company as of the Termination Date (collectively referred to as “Wages”).

4.	Separation Benefits. Your termination shall be deemed an “Involuntary Termination” as defined by the terms of your July 31, 2003 Amended and Restated Employment Agreement (the “Amended Employment Agreement”) with the Company, attached hereto

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as Exhibit A. You shall be provided all of the separation benefits provided by the Amended Employment Agreement, including the following separation benefits specified in Section 8 of the Amended Employment Agreement.

(a)	a single lump sum severance payment equal to eighteen (18) months of your current annual base salary (less applicable deductions and withholdings) payable within 30 days of the Termination Date in the amount of $915,000;

(b)	a single lump sum payment equal to the target bonus you would have earned during the eighteen (18) months following your termination if you had achieved 100% of the target (less applicable deductions and withholdings) payable within 30 days of the Termination Date in the amount of $640,500;

(c)	immediate acceleration of the vesting and exercisability of the Option for 350,000 shares granted pursuant to Intuit Inc. 1993 Equity Incentive Plan Grant Agreement with you dated July 31, 2001, and a one (1) year period following the Termination Date to exercise the option. All other stock options or equity awards that remain outstanding as of the Termination Date shall cease vesting and shall remain exercisable to the extent vested for the time period set forth in the applicable stock option grant agreement and thereafter to the extent unexercised shall be forfeited to the Company pursuant to the terms of such awards.

(d)	You shall receive a distribution of the elective deferrals made by you from your fiscal 2003 bonus to the Intuit Inc. Executive Deferred Compensation Plan (the “Deferred Plan”) in accordance with the terms and conditions of the Deferred Plan, and you understand and acknowledge that all future contributions to the Deferred Plan shall cease, and you shall have no rights to the $300,000 contribution made in 2004 by the Company on your behalf.

You acknowledge and agree that you are not entitled to any other payments or benefits from the Company other than those expressly set forth in this Agreement.

5.	Consideration for Release. In consideration of the waiver and release of claims set forth in Paragraphs 12 and 13 below, and by your signing this Release Agreement (the “Agreement”), the Company agrees to provide you with the benefits listed in paragraph 4(a)-(d). You understand that if you do not sign the Agreement or if you revoke the signed Agreement as described in Paragraph 20 below, the Company has no obligation to provide you with the benefits listed in paragraph 4(a)-(c).

6.	Loan. Pursuant to the terms of the Amended Employment Agreement and the terms of the Secured Balloon Promissory Note, in the principal amount of $5,500,000, dated May 20, 2002 (the “Note”) secured with a first mortgage on your California residence, the Note is payable to the Company four years from the Termination Date and no interest will accrue on $5,000,000 of the Note until the fourth anniversary of the “Disbursement Date”, as defined in the Note. Interest, insurance policy costs and any loss on sale shall be payable as provided in the Note and in paragraphs 5(c)-(e) of the Amended Employment Agreement. The Company will pay any taxes due on the Note and you will

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be provided a gross-up payment to compensate you for any tax you owe as a result of the Company’s payment of interest, forgiveness of the interest and/or payment of taxes with respect to the Note.

7.	Indemnity Coverage. The Company shall continue to indemnify you and maintain D&O coverage in accordance with the Indemnity Agreement dated July 10, 2002 with the Company, attached hereto as Exhibit B.

8.	COBRA Continuation Coverage. Pursuant to the Amended Employment Agreement, your benefits will be continued under the Company’s existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Your Company provided health coverage will continue through the last day of the month in which your Termination Date occurs. You and all persons receiving coverage on the Termination Date under your Company provided health coverage are eligible for continued health coverage benefits under Company policy and if you timely elect continuation, you may continue your Company health coverage on terms and conditions consistent with COBRA, CAL-COBRA and other applicable laws at your own expense. Except as provided herein, all other insured benefit coverage will end on the Termination Date.

9.	Stock Options. Attached hereto as Exhibit C is a Stock Closing Statement and Intuit Employee Stock Option Information Memorandum that contains important information regarding the number of shares that may be exercisable under the options you have to purchase Company stock, and the final date you may exercise these options as provided in the applicable grant agreements. All Options issued to you are irrevocable. Please read these documents carefully as there are no extensions to the expiration date of the options. Please contact [NAME] at the Company if you need more information on your options. Her direct dial is [NUMBER].

10.	Return of Company Property. By signing below, you represent that you have returned all the Company property and data of any type whatsoever that was in your possession or control, except for the Company laptop computer and related accessories in your possession, which the Company agrees you may keep provided you delete all the Company Confidential Information (see below) and on the condition that you first allow the Company’s technicians to scrub and re-image it for confidentiality and security reasons. The Company also agrees you may keep your home telecom equipment and mobile phone at no cost; however your Company provided service will end on your Termination Date and you are responsible for making all necessary arrangements to transfer the service into your name.

11.	Confidential Information. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s Confidential Information. You agree to abide by the Company’s standard Invention Assignment and Confidentiality Agreement (“Confidentiality Agreement”), which is attached hereto as Exhibit D. You agree you will hold all such Confidential Information as defined in the Confidentiality Agreement in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. You further confirm that you have

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delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any copies thereof.

12.	Waiver of Claims. The payments and agreements set forth in this Agreement fully satisfy any and all accrued salary, vacation pay, bonus pay, profit-sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company. You hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, current and former officers, agents and employees, (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or non-employment with the Company including, without limitation, claims based on any oral or written employment agreement, claims for wages, bonuses, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of this Release Agreement and Waiver of Claims. Such rights include, but are not limited to, your rights under the following Federal and state statutes: the Employee Retirement Income Security Act (ERISA) (Pension and employee benefits); the Federal Railroad Safety Act (45 U.S.C. Section 421 et. seq.), the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation and Federal Common Law, tort, wrongful discharge, workers’ compensation retaliation, tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for bonuses or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

The Company has no knowledge of any actual or threatened claim against you arising out of or relating in any way to your employment with the Company or performance as an officer of the Company.

You expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

13.	Waiver of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination and that these laws can be enforced through the U.S. Equal Employment

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Opportunity Commission, state and local human rights agencies and federal and state courts. You understand that if you believe your treatment by the Company was discriminatory, you have the right to consult with these agencies and to file a charge with them or file a lawsuit. You have decided voluntarily to enter into this Agreement, and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Older Workers Benefit Protection Act (“OWBPA”) (age); the Vocational Rehabilitation Act of 1973 (handicap); The Americans with Disabilities Act of 1990 (Handicap); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes of similar effect.

14.	Non-disparagement. You agree that you shall not make, participate in the making of, or encourage any current or former Company employees or any other person to make, any statements, written or oral, which, disparage, or defame the goodwill or reputation of the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. The Company agrees that it will ensure that individuals holding the position of chief executive officer, chairman of the board of directors, chairman of the executive committee, chief financial officer, chief technology officer, chief marketing officer, general counsel, vice president, investor relations, vice president, communications and senior vice president, human resources, in each case as of the date of this Agreement, shall not make, participate in the making of, or encourage any current or former Company employees or other persons to make any statements, written or oral, which disparage or defame you or your reputation or the services you have performed for the Company. Any reference inquiries to the Company’s directors or officers shall be referred to the Company’s now current chairman of the board or senior vice president, human resources.

15.	Legal and Equitable Remedies. Each party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the other party may have at law or in equity for breach of this Agreement. No payments due you hereunder shall be subject to mitigation or offset.

16.	Arbitration of Disputes. You and the Company agree to submit to mandatory binding arbitration any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company have to trial by jury in regard to any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, fees to be borne by the Company, subject to the provisions of Paragraph 17 (regarding attorney’s fees). This Agreement does not extend or waive any statutes of

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limitations or other provisions of law that specify the time within which a claim must be brought.

17.	Attorney’s Fees. If any legal action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

18.	No Admission of Liability. This Agreement is not and will not be construed or contended to be an admission or evidence of any wrongdoing or liability on your part or the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

19.	Review of Agreement. You may take up to the Termination Date to consider this Agreement and release. If you wish to accept this Agreement, you must sign on your Termination Date. By signing below, you affirm that you were advised to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original properly signed Agreement to the Company, Attention: [NAME], 2700 Coast Avenue, Mountain View, CA 94043.

20.	Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement by faxing a written notice of revocation to [NAME] at [NUMBER] any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

21.	Subsidiaries. This Agreement is binding on the Company and all of its subsidiaries, and all of their successors and assigns.

22.	Entire Agreement. This is the entire Agreement between you and the Company with respect to the subject matter of this letter and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter, except the surviving provisions of the Amended Employment Agreement, the Note, the Indemnity Agreement, the Confidentiality Agreement and all written agreements regarding option grants to you. You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Agreement becomes effective.

23.	Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect

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except by another written agreement that specifically refers to this Agreement, executed by your and the Company’s authorized representatives.

24.	Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California. If any term of this Agreement is deemed invalid or unenforceable, the remainder of the Agreement will remain in full force and effect. For purposes of interpretation of this Agreement, each party shall be deemed a drafter of the Agreement.

(continued on following page)

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If this Agreement accurately sets forth the terms of your separation from the Company and if you voluntarily agree to accept the terms of the severance package offered please sign below no earlier than your Termination Date and return it to [NAME]. The effective date of this Agreement shall be date this Agreement was signed by the Company.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Sincerely,

INTUIT, INC.

/s/ Sherry Whiteley [Authorized Human Resources Officer]	Date:	1/07/05

REVIEWED, UNDERSTOOD AND AGREED:

Lorrie Norrington	Date:

DO NOT SIGN PRIOR TO YOUR TERMINATION DATE

EXHIBIT A

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT DATED JULY 31, 2003

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Intuit
P.O. Box 7850
Mountain View, CA 94039-7850
www.Intuit.com

July 31, 2003

Lorrie Norrington
[ADDRESS]

Amended and Restated
Employment Agreement

Dear Lorrie:

     This letter amends and restates your July 30, 2001 Employment Agreement with Intuit Inc. (“Intuit” or the “Company”).

     1. Position. You are employed by Intuit as its Executive Vice President, Office of the CEO. Your employment will continue until termination Pursuant to Section 6. You report to the President and Chief Executive Officer of Intuit. You are expected to devote your full working time and attention to the business of Intuit, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intuit. You are also expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

     2. Base Salary. Your base salary for the fiscal year beginning August 2003 will be $570,000, payable in accordance with Intuit’s normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis and increased from time to time, but in any event such compensation shall not be reduced below $475,000 during your term of employment.

     3. Bonus. Your bonus for the period February 1, 2003 through July 31, 2003 and your annual performance bonus for the fiscal year beginning August 1, 2003 and subsequent fiscal years will be determined pursuant to Intuit’s Senior Executive Incentive Plan (the “SEIP”), a cash bonus incentive plan designed to meet the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Your bonus, if any, will be payable upon your attainment of one or more performance goals in accordance with the SEIP. Effective with the fiscal year beginning August 2003, your bonus target will be 70% of your base salary. You have no minimum annual bonus commitment. Your maximum annual bonus will be no greater than $5,000,000, the maximum annual bonus payable to any one individual under the SEIP.

     4. Stock Options. On July 31, 2001 (your “Employment Commencement Date”), the Compensation Committee of the Board of Directors granted you a nonqualified stock option to purchase 350,000 shares of Intuit common stock at an exercise price equal to such common stock closing price on your Employment Commencement Date (the “Option”). The Option was granted pursuant to and subject to the terns of the Intuit Inc. 1993 Equity Incentive Plan. For so long as you remain employed by Intuit, the Option will vest and become exercisable over a four year period as follows: twenty-five percent (25%) of the shares subject to the Option vests and become exercisable on the first anniversary of your Employment Commencement Date and one forty-eighth (1/48th) of the shares subject to the Option vests and become exercisable on the last day of each month following the first anniversary of your Employment Commencement Date. The Option will have a maximum term of 10 years from the date of grant, but will terminate earlier in the event your employment terminates. The specific time period during which you may exercise the Option following the termination of your employment, where not provided by this agreement, are set forth in your Stock Option Agreement pursuant to which the Option was awarded. You should consult a tax advisor concerning your income tax consequences before exercising any of the options. Intuit registered the shares issuable under the Option on a Form S-8 registration statement and shall keep such registration statement in effect for the entire period the Option remains outstanding.

     5. Other Benefits. You are entitled to the following additional benefits:

          (a) You are eligible for health insurance, 401(k), employee stock purchase plan and other benefits offered to all Intuit senior executives of similar rank and status.

          (b) You are eligible for reasonable reimbursement of expenses incurred within the two (2) year period following your Employment Commencement Date in connection with your relocation to California, including any brokerage commissions and closing costs associated with the sale of your former principal residence outside of California and the purchase of your principal California residence.

          (c) In May 2002, Intuit provided you with a recourse loan in the amount of $5,500,000 (the “Loan”). The Loan is secured with a first mortgage on your principal California residence and is repayable to Intuit four years from the date of your termination of employment for reasons other than a Voluntary Termination or a Termination for Cause (both as defined in Section 6 below) or within six (6) months following your Voluntary Termination or Termination for Cause or at the end of the 10 year term. Interest accrues at the rate of 5.77% per annum, compounded semi-annually on $500,000 of the Loan and is payable annually. No interest will accrue on $5,000,000 of the Loan for the period of the earlier of (i) four (4) years following the date such Loan is made, or (ii) the date of your Termination for Cause or Voluntary Termination (both as defined in Section 6 below). Thereafter, interest will accrue on the full $5,500,000 of the Loan at the rate of 5.77% per annum, compounded semi-annually, and will be payable annually.

          (d) Intuit will reimburse you for the cost of a life insurance policy for the amount of the Loan with the understanding that the proceeds of such policy will pay off the Loan upon your death.

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          (e) If within one year following your termination of employment other than a Termination for Cause or Voluntary Termination (both as defined in Section 6 below) you sell your principal California residence (purchased pursuant to Section 5(b) above) Intuit will split with you any loss on the sale of such residence on a fifty/fifty basis. For purposes of this Section 5(e), “loss” means the difference between the cost of the principal residence and the price at which you sell it.

     6. Employment and Termination. Your employment with Intuit is at-will and may be terminated by you or by Intuit at any time for any reason as follows:

          (a) You may terminate your employment upon written notice to the President/Chief Executive Officer at any time for “Good Reason,” as defined below (an “Involuntary Termination”);

          (b) You may terminate your employment upon written notice to the President/Chief Executive Officer at any time in your discretion without Good Reason (“Voluntary Termination”);

          (c) Intuit may terminate your employment upon written notice to you at any time following a determination by two-thirds (2/3) vote of the entire Board of Directors that there is “Cause,” as defined below, for such termination (“Termination for Cause”);

          (d) Intuit may terminate your employment upon written notice to you at any time in the sole discretion of two-thirds (2/3) of the entire Board of Directors without a determination that there is Cause for such termination (“Termination without Cause”);

          (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors (“Termination for Death or Total Disability”); provided that “total disability” shall mean that for a period of one hundred eighty (180) days (A)(i) for so long as such definition is used for purposes of Intuit’s group life insurance and accidental death and dismemberment plan or group or long term disability plan, that you are unable to perform each of the material duties of any gainful occupation for which you are or become reasonably fitted by training, education or experience and which total disability is in fact preventing you from engaging in any employment or occupation for wage or profit; or (ii) if such definition has changed, such other definition of “total disability” as determined under Intuit’s group life insurance and accidental death and dismemberment plan or group long term disability plan; and (B) Intuit shall have received from your primary care physician a certificate that your total disability is likely to be permanent.

     7. Definitions. As used in this agreement, the following terms have the following meanings:

          (a) “Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as Executive Vice President, Office of the CEO or a change in your relationship such that you no longer report directly to the Chief Executive Officer; (ii) if within the first four (4) years following your Employment Commencement Date, Stephen Bennett’s no longer being a Section 16 officer, as such term is defined in Section 16 of the Securities Exchange Act of 1934, as amended (a

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“Section 16 Officer”) or director of Intuit without your being offered the position of Chief Executive Officer of Intuit; (iii) any reduction in your base annual salary or bonus opportunity (other than in connection with a general decrease in the salary or bonuses for all officers of Intuit) without your consent or material breach by Intuit of any of its obligations hereunder after providing Intuit with written notice within seven days of such breach and an opportunity to cure; (iv) failure of any successor to assume this agreement pursuant to Section 13(d) below, (v) a requirement by Intuit that you relocate your principal office to a facility more than 50 miles from Intuit’s current headquarters; or (vi) in the case of a Change in Control, your not being offered a position as a Section 16 Officer of the surviving entity or acquiror that results from any Change in Control. You consent to your participation in the SEIP and agree that the removal of a minimum guaranteed bonus to comply with the performance-based compensation exemption under Code Section 162(m) does not constitute Good Reason for purposes of this Section 7(a).

          (b) “Cause” means (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Intuit, after a demand for substantial performance is delivered to you by the Chief Executive Officer which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Intuit; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Intuit. No act or fame to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Intuit.

          (c) “Change in Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Intuit representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Intuit in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Intuit or a liquidation or dissolution of Intuit, or (iv) individuals who, as of your Employment Commencement Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Intuit subsequent to your Employment Commencement Date, whose election, or nomination for election by Intuit stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

     8. Separation Benefits. Upon termination of your employment with Intuit for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Intuit’s then existing benefit plans and polices for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances and conditioned upon your execution of a release and waiver of claims against the Company, its officers and directors, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

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          (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of stock options.

          (b) In the event of your Involuntary Termination or Termination without Cause, you will be entitled to (i) a single lump sum severance payment equal to eighteen (18) months of your current annual base salary (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (ii) a payment equal to the target bonus you would have earned pursuant to Section 3 above during the eighteen (18) months following your termination if you had achieved 100% of the target (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (iii) immediate acceleration of the vesting and exercisability of the Option by that portion of the shares subject to the Option that would have vested and become exercisable in the eighteen (18) full calendar months following the effective date of such termination; and (iv) a one (1) year period following the effective date of your termination in which to exercise the Option to the extent that the Option had vested as of the effective date of your termination, including the portion of the Option that has accelerated in vesting pursuant to this Section 8(b)(iii).

          (c) In the event of your Termination for Death or Total Disability, the vesting and exercisability of the Option shall be immediately accelerated by that portion of the shares subject to the Option that would have vested and become exercisable during the twelve (12) months following the date of such termination; and you or your estate will have until one year after the effective date of your death or disability to exercise the Option to the extent that it was vested as of the effective date of your termination; provided, however, that in the event that applicable provisions of the Intuit Inc. 1993 Equity Incentive Plan provide for additional acceleration of vesting or a longer exercisability period, such provisions will govern the treatment of the option.

          (d) If your severance and other benefits provided for in this Section 8 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance and other benefits under this Section 8 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

          (e) No payments due you hereunder shall be subject to mitigation or offset.

     9. Indemnification Agreement. The standard form of indemnification agreement for officers and directors that you entered into when you commenced employment with intuit to indemnify you against certain liabilities you may mew as an officer or director of Intuit shall remain in effect.

     10. Confidential Information and Invention Assignment Agreement. The standard form of Employee Agreement that you entered into when you commenced employment with Intuit to protect Intuit’s confidential information and intellectual property shall remain in effect.

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     11. Nonsolicitation. During the term of your employment with Intuit and for one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Intuit to terminate his or her employment with Intuit.

     12. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

     13. Miscellaneous.

          (a) Authority to Enter into Agreement. Intuit represents that its President and Chief Executive Officer has due authority to execute and deliver this agreement on behalf of Intuit.

          (b) Absence of Conflicts. You represent that your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

          (c) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

          (d) Successors. This agreement is binding on and may be enforced by Intuit and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intuit or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intuit’s obligations under this agreement.

          (e) Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intuit in writing, with a copy to [NAME], Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, N.Y. 10036. Notices to Intuit will be addressed to its General Counsel at Intuit’s corporate headquarters.

          (f) Waiver. No provision of this agreement will be modified or waived except in writing signed by you and an officer of Intuit duty authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

          (g) Entire Agreement. This agreement represents the entire agreement between us concerning the subject matter of your employment by Intuit.

6

          (h) Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

     Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.

Very truly yours,	Accepted July 31, 2003:

/s/ Stephen M. Bennett	/s/ Lorrie Norrington

Stephen M. Bennett	Lorrie Norrington
President and Chief Executive Officer
Intuit, Inc.

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EXHIBIT B

INDEMNITY AGREEMENT DATED JULY 10, 2002

10 of 12

INDEMNITY AGREEMENT

     This Indemnity Agreement (this “Agreement”), dated as of July 10, 2002 (“Effective Date”), is made by and between Intuit Inc., a Delaware corporation (the “Company”), and Lorrie M. Norrington, an individual who is a director and/or officer of the Company and/or of a subsidiary of the Company (the “Indemnitee”).

RECITALS

     A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and/or indemnification, due to their increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that this exposure frequently bears no reasonable relationship to the compensation of such directors and officers.

     B. The Board of Directors of the Company (the “Board”) has determined that uncertainties relating to the availability, expense and the scope of protection afforded by liability insurance and uncertainties regarding the availability and scope of indemnification have increased the difficulty of attracting and retaining such persons to serve as directors and officers, and that this situation is detrimental to the best interests of the Company and its stockholders.

     C. Based on the experience of its members, the Board has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and its subsidiaries, and to encourage such individuals to make the business decisions and take the business risks necessary for the success of the Company and its subsidiaries, it is reasonable, prudent and necessary for the Company to contractually obligate itself to indemnify, and to advance expenses on behalf of, its officers and directors and certain officers and directors of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company and its subsidiaries (including service in such capacities during time periods occurring prior to the date this Agreement is executed).

     D. Section 145 (“Section 145”) of the General Corporation Law of Delaware, under which the Company is organized (the “Law”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by the Law is not exclusive.

     E. The Company has requested the Indemnitee to serve or continue to serve as a director or officer of the Company and/or one or more of the subsidiaries of the Company, and desires that the Indemnitee do so free from undue concern for claims for damages arising out of or related to such services to the Company and/or subsidiaries of the Company that may impede the free exercise of the Indemnitee’s business judgment on behalf of the Company and/or any of its subsidiaries.

     F. The Indemnitee is willing to serve and to continue to serve the Company on the condition that the Indemnitee is indemnified and afforded rights to the advancement of expenses as provided in this Agreement.

     NOW, THEREFORE, in consideration of the covenants contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions. For the purposes of this Agreement, the following terms have the following meanings:

          (a) Agent. An “agent” of the Company means any person who: (i) is or was a director or officer of the Company or a subsidiary (as defined below) of the Company; (ii) is or was serving at the request of, for the convenience of, or to represent the interest of, the Company or a subsidiary of the Company as a director or officer of another foreign or domestic corporation, partnership, joint venture, limited liability company, trust or other enterprise or an affiliate of the Company; or (iii) was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director or officer of another enterprise or affiliate of the Company at the request of, for the convenience of, or to represent the interests of, such predecessor corporation. The term “enterprise” includes, without limitation, any employee benefit plan of the Company, its subsidiaries, affiliates and predecessor corporations.

          (b) Change of Control. A “Change of Control” shall be deemed to have occurred if, after the Effective Date: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) the Company is a party to a consummated merger, consolidation, or sale of assets of the Company, as a consequence of which the members of the Board in office immediately prior to the consummation of such transaction constitute less than a majority of the members of the Board immediately after the consummation of such transaction; (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets; or (iv) during any period of twenty-four consecutive months, other than as a result of an event described in clause (ii) or clause (iii) of this Section 1(b), the Incumbent Directors (as defined below) cease for any reason to constitute at least a majority of the members of the Board. For purposes of the foregoing clause (iv), with respect to any particular twenty-four month period, the term “Incumbent Directors” means (A) the individuals who at the beginning of such twenty-four month period constituted the Board and (B) each other individual whose election to the Board during such twenty-four month period or whose nomination for election to the Board by the Company’s stockholders during such twenty-four month period was approved by a vote of at least two-thirds of the directors in office who were either members of the Board at the beginning of such twenty-four month period or whose election or nomination for election to the Board was approved as described in this clause (B).

          (c) Company. The term the “Company” includes, in the event of a merger or consolidation involving the Company, (i) the corporation surviving or resulting from such merger or consolidation (the “survivor”) and (ii) any constituent corporation of such merger or consolidation absorbed in such merger or consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its agents so that, if the Indemnitee is or was an agent of such constituent corporation, or is or was serving at the request of such constituent corporation as an agent of another corporation or other enterprise, then from and after the consummation of such merger or consolidation the Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the survivor as the Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

          (d) Disinterested Director. The term “Disinterested Director” means a member of the Board who is not and was not a party to a proceeding (as defined below) in respect of which indemnification is sought by the Indemnitee.

          (e) Expenses. The term “expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense or appeal of, or being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or to otherwise participate in, a proceeding (as defined below), or establishing or enforcing a right to indemnification or advancement of expenses under this Agreement, Section 145 or otherwise; provided, however, that the term expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a proceeding.

          (f) Independent Counsel. The term “Independent Counsel” means a law firm, or an attorney-at-law, that is experienced in matters of corporation law and neither presently is, nor in the past three years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to the Company or the Indemnitee, or (ii) any other party to the proceeding giving rise to a claim for indemnification or advancement of expenses under this Agreement. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above incurred in performing any function or service in accordance with this Agreement which expressly contemplates the participation of Independent Counsel and, if requested to do so by such Independent Counsel, the Company will enter into an indemnification agreement mutually agreed to by the Company and Independent Counsel at the time Independent Counsel is engaged.

          (g) Proceeding. The term “proceeding” means any threatened, pending or completed action, suit, alternative dispute resolution mechanism (including but not limited to an arbitration or mediation) or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever, or any hearing, inquiry or investigation that the Indemnitee in good faith believes might lead to the institution of any such action, suit, arbitration, mediation, alternative dispute resolution mechanism or other proceeding.

          (h) Subsidiary. The term “subsidiary” means any corporation of which more than fifty percent (50%) of the outstanding voting securities is owned directly or indirectly by (i) the Company, (ii) the Company and one or more of its subsidiaries or (iii) one or more of the Company’s subsidiaries.

     2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at the will of the Company (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an agent of the Company, faithfully and to the best of the Indemnitee’s ability, so long as the Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws or charter documents of the Company or any subsidiary of the Company or other enterprise; provided, however, that the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligation that the Indemnitee may have assumed apart from this Agreement), and the Company or any subsidiary shall have no obligation under this Agreement to continue the Indemnitee in any such position.

     3. Maintenance of Liability Insurance.

          (a) The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Company, the Company, subject to Section 3(b), shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, on such terms as may be approved from time to time by the Board.

          (b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

     4. Mandatory Indemnification.

          (a) Third Party Actions. If the Indemnitee is a person who was or is a party to, or is threatened to be made a party to, any proceeding (other than an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was an agent of the Company, or by reason of anything done or not done by the Indemnitee in the Indemnitee’s capacity as an agent of the Company, then, subject to the provisions of Section 8 of this Agreement and the exceptions set forth in Section 9 of this Agreement, the Company shall indemnify the Indemnitee against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of, or being a witness in or participating in (including on appeal) or preparing to defend, to be a witness in or to participate in, such proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

          (b) Actions by or in Right of the Company. If the Indemnitee was or is a party to, or is threatened to be made a party to, any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was an agent of the Company, or by reason of anything done or not done by the Indemnitee in the Indemnitee’s capacity as an agent of the Company, then, subject to the provisions of Section 8 of this Agreement and the exceptions set forth in Section 9 of this Agreement, the Company shall indemnify the Indemnitee against any amounts paid in settlement of any such proceeding and all expenses actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of, or being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, such proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company; except that no indemnification under this subsection 4(b) shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper.

          (c) Witness Expenses in Certain Proceedings. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Indemnitee was or is, by reason of the fact that the Indemnitee is or was an agent of the Company, a witness or other non-party participant in any proceeding to which the Indemnitee is not made a party then the Company shall indemnify the Indemnitee against all expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf solely in connection with the Indemnitee’s being a witness or other non-party participant in such proceeding (including on appeal), and in preparing to be a witness or such other non-party participant in such proceeding without the need for any determination with respect to the Indemnitee’s conduct pursuant to Section 8 of this Agreement.

          (d) Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to make any separate payments to the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) to the extent that D&O Insurance covers such expenses or liabilities and the carrier of the D&O Insurance makes payment for such expenses and/or liabilities directly to the Indemnitee. To the extent that any payment payable by the carrier of the D&O Insurance in respect of such expenses or liabilities has previously been paid or advanced to the Indemnitee by the Company, the parties agree that the Company shall be subrogated to the rights of the Indemnitee to receive such payments from the D&O Insurance carrier and that the Indemnitee will take all actions reasonably necessary to turn over or otherwise cause the Company to receive such payment from the D&O Insurance carrier.

     5. Partial Indemnification and Contribution.

          (a) Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by The Indemnitee in the investigation, defense, settlement or appeal of, or being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, a proceeding but the Indemnitee is not entitled, however, to indemnification for the total amount thereof, then the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled to indemnification.

          (b) Contribution. If the Indemnitee is not entitled to the indemnification provided in Section 4 for any reason other than the statutory limitations set forth in the Law or the provisions of Section 9, then in respect of any threatened, pending or completed proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such proceeding), the Company shall contribute to the amount of expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred and paid or payable by the Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and the Indemnitee on the other hand from the transaction from which such proceeding arose and (ii) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events which resulted in such expenses, judgments, fines, ERISA excise taxes, penalties or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines, ERISA excise taxes, penalties or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 5(b) were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

     6. Mandatory Advancement of Expenses.

          (a) Advancement. Subject to the exceptions in Section 9 below, the Company shall advance all expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of, or the Indemnitee’s being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any proceeding to which the Indemnitee is a party or witness or other participant in, or is threatened to be made a party to or witness or other participant in, by reason of the fact that the Indemnitee is or was an agent of the Company or by reason of anything done or not done by the Indemnitee in any such capacity. The Indemnitee hereby undertakes to promptly repay such amounts advanced to the Indemnitee to the Company only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Certificate of Incorporation or Bylaws of the Company, the Law or otherwise with respect to the proceeding in respect of which such amounts were advanced. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company. Such request shall reasonably evidence the expenses incurred by the Indemnitee (such as, for example, by submission of invoices from third parties for such expenses).

          (b) Exception. Notwithstanding the provisions of Section 6(a), and subject to the provisions of Section 6(c), unless otherwise determined pursuant to Section 8, no advance of expenses shall be made by the Company if a determination is reasonably and promptly made by the Board by the vote of a majority of the Disinterested Directors (or, if there are no Disinterested Directors, by Independent Counsel in a written opinion) that the facts known to the party making such determination at the time such determination is made demonstrate clearly and convincingly that, (i) with respect to the proceeding in respect of which the Indemnitee has requested an advance of expenses from the Company, the Indemnitee acted in bad faith or in a manner that the Indemnitee did not believe to be in the best interests of the Company and its stockholders or (ii) that the expenses submitted for advancement have been fraudulently submitted by the Indemnitee or were submitted in bad faith by the Indemnitee.

          (c) Effect of Change of Control. Notwithstanding the foregoing provisions of Section 6(b), if, at any time after the occurrence of the activities or omissions that are the primary focus of the proceeding with respect to which an advance of expenses is sought by the Indemnitee, the Company has undergone a Change of Control, then only Independent Counsel selected by the Indemnitee (and not a majority of the Disinterested Directors) may make the determination described in Section 6(b).

     7. Notice; Assumption of Defense.

          (a) Notice of Proceeding. Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect to such proceeding may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

          (b) Notice to D&O Insurance Carrier. If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7(a), the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurer or insurers providing such D&O Insurance in accordance with the procedures set forth in the respective D&O Insurance policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable by such insurers as a result of such proceeding in accordance with the terms of such D&O Insurance policies.

          (c) Assumption of Defense by Company. In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the Company’s delivery to the Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that: (i) the Indemnitee shall have the right to employ his or her own counsel in any such proceeding at the Indemnitee’s expense; (ii) the Indemnitee shall have the right to employ his or her own counsel in connection with any such proceeding at the expense of the Company, if such counsel serves only in a review, observer, advice and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; and (iii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses (of the types described in the definition of expenses in Section 1(e) of this Agreement) of the Indemnitee’s counsel shall be at the expense of the Company. The Company shall not be required to obtain the consent of the Indemnitee to the settlement of any proceeding as to which the Company has assumed the defense of the Indemnitee if the Company assumes full and sole responsibility and liability for such settlement and the settlement grants the Indemnitee a complete and unqualified release in respect of the potential liability arising from such proceeding.

     8. Determination of Right to Indemnification.

          (a) Indemnitee Successful on Merits. To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4(a) or 4(b) of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against all expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defense or appeal of such proceeding or the Indemnitee’s being a witness or other participant in such proceeding.

          (b) Indemnitee Not Successful on Merits. In the event that Section 8(a) is inapplicable, the Company shall nonetheless indemnify the Indemnitee as provided in Section 4(a) or 4(b), as applicable, unless the Company shall claim and prove by clear and convincing evidence to a forum listed in Section 8(d) below that (i) the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification under Section 4(a) or 4(b), as applicable, or (ii) the Indemnitee is not entitled to indemnification under the provisions of Section 9.

          (c) Witness Expenses if Section 4(c) Applies. In the event that the provisions of Section 4(c) apply because the Indemnitee was not a party to the proceeding, the Company shall indemnify the Indemnitee against all expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with being a witness or other non-party participant in such proceeding (including on appeal), and in preparing to be a witness or such other non-party participant in such proceeding.

          (d) Selection of Forum to Determine Entitlement to Indemnification. In the event that the Company claims that the Indemnitee is not entitled to indemnification pursuant to Section 4(a) or 4(b) of this Agreement, then the Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim that the Indemnitee is not entitled to indemnification shall be heard from among the following:

               (1) A majority of the members of the Board who are Disinterested Directors with respect to the proceeding for which indemnification is being sought by the Indemnitee;

               (2) The stockholders of the Company;

               (3) Independent Counsel selected by the Indemnitee, and reasonably approved by the Board, which Independent Counsel shall make such determination in a written opinion; or

               (4) A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected, who will conduct the determination in Mountain View, California pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

          (e) Procedure for Determination. As soon as practicable, and in no event later than thirty (30) days after written notice of the Indemnitee’s choice of forum pursuant to Section 8(d), the Company shall, at its own expense, submit to the selected, in such manner as the Indemnitee or the Indemnitee’s counsel may reasonably request, its claim under Section 8(b) that the Indemnitee is not entitled to indemnification and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim. The Indemnitee shall cooperate with the forum making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such forum upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination.

          (f) Effect of Determination. If the forum listed in Section 8(d) selected by the Indemnitee determines that the Indemnitee is entitled to indemnification with respect to a specific proceeding, then such determination shall be final and binding on the Company, the Company shall indemnify the Indemnitee to the extent so determined by such forum and payment of such indemnification shall be made by the Company within thirty (30) days after such determination. If the forum listed in Section 8(d) selected by the Indemnitee determines that the Indemnitee is not entitled to indemnification with respect to a specific proceeding, then the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that proceeding is or was pending or any other court of competent jurisdiction, for the purpose of appealing such determination and obtaining an adjudication by such court of the Indemnitee’s entitlement to such indemnification pursuant to this Agreement with respect to such proceeding, provided that such right is exercised by the Indemnitee within sixty (60) days after the final decision of such forum is rendered. The Company shall not oppose the Indemnitee’s right to seek any such adjudication, and any such judicial adjudication shall be conducted in all respects as a de novo trial on the merits, such that any determination made by any forum selected pursuant to Section 8(d) that the Indemnitee is not entitled to be indemnified hereunder shall not be binding on any such court and the Indemnitee shall not be prejudiced by reason of any such determination by such forum. If the forum selected by the Indemnitee pursuant to Section 8(d) to determine whether the Indemnitee is entitled to indemnification shall not have made a determination within 120 days after the date on which the Company is required by Section 8(e) to submit to such forum its claim that the Indemnitee is not entitled to such indemnification, then the Indemnitee shall be entitled to apply to the Court of Chancery of Delaware to have the Indemnitee’s request for indemnification adjudicated by such Court in lieu of having the determination made by such forum. The Company shall not oppose the Indemnitee’s right to seek any such adjudication.

          (g) No Presumption. For purposes of this Agreement, the termination of any proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by this Agreement or applicable law. In addition, neither the failure of any forum selected pursuant to Section 8(d) above to have made a determination as to whether the Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by any such selected forum that the Indemnitee has not met such standard of conduct, shall be a defense to the Indemnitee’s claim for indemnification or create a presumption that the Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by any selected forum or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that the Indemnitee is not so entitled.

          (h) Certain Expenses. Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 (including any adjudication before any court contemplated by the foregoing provisions of this Section 8) involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

     9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

          (a) Claims Initiated by the Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings specifically authorized by the Board or brought to establish or enforce a right to indemnification and/or advancement of expenses arising under this Agreement, the Bylaws or charter documents of the Company or any subsidiary or any statute or law or otherwise, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

          (b) Lack of Good Faith. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

          (c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement; or

          (d) Claims by the Company for Willful Misconduct. To indemnify or advance expenses to the Indemnitee under this Agreement for any expenses incurred by the Indemnitee with respect to any proceeding or claim brought by the Company against the Indemnitee for willful misconduct, unless a court of competent jurisdiction determines that each of such claims was not made in good faith or was frivolous; or

          (e) Section 16(b) Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the 1934 Act and amendments thereto or similar provisions of any federal, state or local statutory law; or

          (f) Willful Misconduct. To indemnify the Indemnitee on account of the Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of law; or

          (g) Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.

     10. Non-Exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of, or a substitute for, or to diminish or abrogate, any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or Disinterested Directors, other agreements or otherwise, both as to action in the Indemnitee’s official capacity and to action in another capacity while occupying his or her position as an agent of the Company; provided, however, that this Agreement shall supersede and replace that certain Indemnity Agreement between the Indemnitee and the Company entered into prior to the Effective Date (the “Prior Indemnity Agreement”), except that, to the extent that superseding or replacing the Prior Indemnity Agreement with this Agreement would for any reason result in the Indemnitee not being entitled to rights under this Agreement with respect to any proceeding arising out of any facts, events or circumstances occurring prior to the Effective Date of this Agreement (a “Pre Existing Proceeding”), then, in such case only, the Indemnitee’s rights and obligations under the Prior Indemnity Agreement will survive, but only with respect to any such Pre-Existing Proceeding. The Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnitee under this Agreement in respect of any action taken or omitted by the Indemnitee as an agent prior to such amendment, alteration or repeal. To the extent that a change in the Law, whether by statue or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Company’s Bylaws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

     11. Interpretation of Agreement; References. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of expenses to the Indemnitee to the fullest extent now or hereafter permitted by law, except as expressly limited herein. Unless otherwise indicated, all references in this Agreement to a “Section” refer to a Section of this Agreement.

     12. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, then: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 11.

     13. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

     14. Subrogation. In the event of full payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary or desirable to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

     15. Counterparts. This Agreement may be executed in one or more counter-parts, which shall together constitute one agreement.

     16. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto, and in particular shall be binding upon any company into which the Company is merged or consolidated and any corporation or other entity that comes within the definition of the “Company” under the provisions of Section 1 of this Agreement.

     17. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given: (a) if delivered by hand and signed for by the party addressee; (b) if mailed by certified mail, with postage prepaid, on the third business day after the mailing date; (c) the first business day after deposit with an express overnight courier, with proof of delivery from the courier requested. Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

     18. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

     19. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

     20. Attorneys’ Fees. In the event the Indemnitee is required to bring any action to enforce the Indemnitee’s rights under this Agreement, the Indemnitee shall be entitled to all reasonable fees and expenses in bringing and pursuing such action, unless a court of competent jurisdiction finds each of the material claims of the Indemnitee in any such action was frivolous and not made in good faith.

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     IN WITNESS WHEREOF, the parties hereto have entered into this Indemnity Agreement effective as of the date first written above.

INTUIT INC.		INDEMNITEE:

By:	/s/ Greg J. Santora	By:	/s/ Lorrie M. Norrington

Name:	Greg J. Santora	Name:	Lorrie M. Norrington

Title:	Senior Vice President & Chief Financial Officer

Address:	Intuit Inc. 2700 Coast Avenue Mountain View, CA 94043	Address:	Intuit Inc. 2500 Garcia Avenue Mountain View, CA 94043

[Signature Page to Indemnity Agreement]

EXHIBIT C

STOCK CLOSING STATEMENT AND INTUIT STOCK OPTION INFORMATION

MEMORANDUM

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Personnel Option Status

AS OF 01/07/2005

[ADDRESS]

Option	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
Number
00032660	07/31/2001	93	NQ	350,000	$34.3800	0	298,958	0	51,042	350,000	298,958
00040044	07/31/2002	2002	NQ	50,000	$43.9800	0	40,277	0	9,723	50,000	40,277
00040626	09/25/2002	2002	NQ	50,000	$44.3200	0	37,499	0	12,501	50,000	37,499
00044518	07/30/2003	2002	NQ	100,000	$42.2700	0	47,219	0	52,781	100,000	47,219
00045472	12/18/2003	2002	NQ	150,000	$51.8900	0	0	0	150,000	150,000	0

				700,000		0	423,953	0	276,047	700,000	423,953

EXHIBIT D

INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

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EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

     1.      I understand that Intuit Inc. (the “Company”) is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights (collectively referred to as “Intellectual Property”). Accordingly, I am entering into this agreement as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

     2.      I understand that during the course of my employment with the Company it is likely I will gain access to information of a confidential or secret nature, including but not limited to Inventions (as defined below), marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, and trade secrets (“Proprietary Information”). Such information may relate to the business of the Company or to the business or any subsidiary, affiliate or any party with whom the Company is bound to hold information of such party confidential.

     3.      I agree that, at all times, both during my employment and after I leave the Company, I will keep and hold any Proprietary Information in strict confidence and trust, and I will not use or disclose any Proprietary Information without first receiving the Company’s express written consent, except if compelled by government or court order to do so. Upon leaving the Company, I will promptly give to the Company all documents, materials or property in my possession related to the Company. I will not take with me any property or copies of my work or Company related documents and materials that I have received or used, including Proprietary Information.

     4.      During the course of my employment, I agree to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (“Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets.

     5.      I understand that, under the copyright laws, any copyrightable works prepared by me within the course and scope of my employment are “works for hire”. Consequently, the Company will be considered the author and owner of such works.

     6.      I agree that all Inventions that (a) are developed using equipment, supplies, facilities, or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company. I hereby assign and agree to transfer to the Company any and all rights that I may have in any such Inventions and in any associated Intellectual Property.

     7.      I also waive and agree never to assert any “Moral Rights” I might have in or with respect to any Invention even after I leave the Company. Moral Rights means any right (or similar right existing under the judicial or statutory law of any country or treaty) to claim authorship of any Invention, to object or prevent modification of any Invention, or to withdraw from circulation or to control the publication or distribution of any Invention.

     8.      I agree to assist the Company in every proper way to obtain and enforce the intellectual property protection for any Intellectual Property in any and all countries. I will sign documents that the Company may reasonably request to obtain such protection. My obligations under this paragraph will continue even after I leave the Company, provided the Company will reimburse me at a reasonable rate after I leave the Company for time or expenses actually spent by me on its behalf.

     9.      I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the company’s express written consent, engage in any other employment or business that (i) directly or indirectly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise interferes or conflicts in any way with my employment with the Company.

     10.   During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

     11.   During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

     12.   I agree and authorize the Company to use, reuse, and grant others the right to use and reuse, both during and after my employment, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any current or future media (including but not limited to film, video and digital or other electronic media) in connection with any promotion, marketing or advertising of the Company or its products or services.

     13.   I represent that my performance of all the terms of this agreement and my responsibilities as an employee of the Company will not breach any invention assignment/proprietary information agreement with any former employer or other party and that will not use or disclose any trade secrets or proprietary information from any former employer or third party in the course of my employment with the Company. I also represent that I will not bring with me to the Company or use in the performance of my responsibilities for the Company any property of a former employer that would not generally be available to the public or have not been legally transferred to the Company. I hereby authorize the Company to notify, after I leave the Company, my employer or future employer of the terms of this Agreement and my responsibilities detailed in this agreement.

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     14.    I understand that any breach or threatened breach of this agreement by me will likely result in irreparable harm and the Company will be entitled to injunctive relief to enforce this agreement and shall have the right to recover the reasonable attorney’s fees and court costs expended in connection with any litigation instituted to enforce this agreement.

     15.    This agreement will be governed and interpreted in accordance with the internal laws of the State of California, without regard to or application of choice of law rules or principles. In the event that any provision of this agreement is found by a court or other competent tribunal to be illegal, invalid or unenforceable, then that provision will not be voided but enforced to the maximum extent allowed, and the remainder of the agreement will remain in full force and effect.

     16.    I have been notified and understand that certain Inventions may be excepted from this agreement if it qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUALLY OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

     17.    I understand that thus agreement does not constitute an employment contract or obligate the Company to employ me for any period of time. I understand that my employment with the Company is at will and may be terminated by the Company at any time and for any reason, with or without notice. This agreement will be effective as of the first day of my employment by the Company which will be      7/31     , 2000.

Intuit Inc.		Employee:

By:	/s/ Kay M. Faubert	By:	/s/ Lorrie M. Norrington

Name:	Kay M. Faubert	Name:	Lorrie M. Norrington

Title:	Director, HR	8/10/01

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